Exhibit 99.1

Delta News Hub Story

Delta President Glen Hauenstein to retire after storied career

•	Hauenstein pioneered the transformation of Delta’s global network, pricing and premium strategy over two decades

•	Joe Esposito, 35-year Delta veteran, named E.V.P. – Chief Commercial Officer, overseeing network planning, revenue management, sales and loyalty

In a memo to Delta people, Ed announced that Glen Hauenstein, Delta’s president, will retire on Feb. 28, after a career of extraordinary leadership and service to Delta and the industry.

With Glen’s retirement, Joe Esposito will become Delta’s new E.V.P. – Chief Commercial Officer, overseeing network planning, revenue management, sales and loyalty, Ed said.

“Glen’s vision and strategic mindset have been essential in transforming Delta into the leading global airline we are today,” Ed said in his memo. Glen and his teams have been central to building our global network, driving our revenue premium, and establishing Delta as the top choice for travelers seeking premium experiences. “I could not have asked for a better co-pilot to help lead Delta in becoming the best performing airline in the world,” Ed said.

Glen will continue to serve as a strategic advisor through the end of next year, Ed said.

Since joining Delta in 2005, Glen led the team that transformed our network from a primarily domestic operation to a global footprint that connects the world. Thanks to his leadership, Delta today flies to six continents, with extended reach through an array of joint venture partnerships with world-class international carriers including Virgin Atlantic, Air France-KLM, Latam, Aeromexico, Korean Air and others.

Glen was critical to building the highly experienced commercial teams that developed Delta’s revenue premium compared to our competitors, enabling us to achieve consistent profitability from year to year. And Glen helped drive the long-term strategy positioning Delta as the industry’s No. 1 carrier for premium travel experiences.

“Most importantly, Glen has always recognized that the dedication and commitment of Delta’s 100,000 people worldwide are what sets us apart,” Ed said. “His impact on Delta, and the industry overall, cannot be overstated.”

Glen brought significant airline experience to his role. Prior to joining Delta, his roles included Vice General Director for Alitalia and Senior Vice President for Continental Airlines. He is a graduate of Stetson University in DeLand, Florida.

“I’m incredibly grateful for the opportunity to serve the people and customers of Delta over the past two decades,” Glen said. “I want to thank my team members, colleagues, and the entire Delta family for their support and dedication to our shared goal of building the world’s greatest airline. I’m excited to see us embark into our next century under Joe’s leadership.”

Joe has spent much of his 35-year Delta career alongside Glen, developing and leading teams that have built our revenue premium and world-class global network.

“No one is better positioned to lead these critical functions as we move into Delta’s second century of flight,” Ed said.

Joe began his career at Delta in 1990 in Airport Customer Service in Orlando. In 1995, he moved to Atlanta to work in Strategic Planning and later joined Network Planning as an analyst. While in Network Planning, he held various positions with increasing levels of responsibility including Director – International and Managing Director – Network and Schedule Planning. He led the department as S.V.P. – Network Planning, and today serves as Delta’s S.V.P. – Network Planning, Pricing and Revenue Management.

“Glen leaves behind a powerful legacy of innovation and bold thinking that has transformed our industry,” Joe said. “It’s been a tremendous privilege to work alongside him for the past 20 years, and I’m humbled and inspired to lead the outstanding teams he developed as we envision the Delta of the next 100 years.”

With these changes, Steve Sear, E.V.P. – Global Sales & Distribution, Dwight James, S.V.P. – Customer Engagement & Loyalty, Paul Baldoni, S.V.P. – Network Planning, Roberto Ioriatti, S.V.P. – International Pricing and Revenue Management, and Ashley Droske Westphal, V.P. – Domestic Pricing and Revenue Management, will report to Joe.

In addition, Eric Phillips, S.V.P. and Chief Digital Officer, will report to Rahul Samant, E.V.P. and Chief Information Officer. Holden Shannon, S.V.P. – Corporate Real Estate, will now report to Peter Carter, Chief External Affairs Officer.